Exhibit 10.1

FORM OF WARRANT EXCHANGE AGREEMENT

THIS WARRANT EXCHANGE AGREEMENT (this “Agreement”) is dated June 27, 2012, by and between Aastrom Biosciences, Inc., a Michigan corporation with offices located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan, 48105 (the “Company”), and [                      ] (the “Investor”).

WHEREAS:

A. The Company and Stifel Nicolaus & Company, Incorporated (“Stifel”), entered into an Underwriting Agreement, dated as of December 10, 2010 (the “Underwriting Agreement”), pursuant to which, among other things, Stifel purchased from the Company (i) certain shares of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock pursuant to warrant agreements, dated as of December 15, 2010, with an exercise price of $3.22 (the “Warrants”), both of which Stifel sold to the Investor and other investors, including funds managed by [                        ], [                        ] and [                       ] (each of the three latter investors, an “Other Investor”);

B. The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, the Company and the Investor shall exchange the Investor’s Warrants exercisable for an aggregate of [                           (                    )] shares of Common Stock (the “Investor Exchange Warrants”) for an aggregate of [                    (                   )] shares of Common Stock (the “Investor Exchange Shares”), as described below;

C. The Company and each of the Other Investors are executing a separate agreement dated of even date herewith substantially identical to this Agreement (other than for appropriate changes in the numbers reflecting the Other Investors’ respective Warrants (the “Other

Exchange Warrants,” and, together with the Investor Exchange Warrants, collectively, the “Exchange Warrants”) exchangeable for different numbers of shares of Common Stock (the “Other Exchange Shares,” and, together with the Investor Exchange Shares, collectively, the “Exchange Shares”) to be issued to each such Other Investor pursuant to its respective separate agreement (each an “Other Agreement”)); and

D. The exchange of (x) the Investor Exchange Warrants for the Investor Exchange Shares pursuant to this Agreement and (y) the Other Exchange Warrants for the Other Exchange Shares pursuant to the Other Agreements are being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. EXCHANGE.

1.1 Exchange. Subject to the terms and conditions hereof, the Investor and the Company are, pursuant to Section 3(a)(9) of the Securities Act, exchanging the Investor Exchange Warrants and the Investor Exchange Shares, as follows (the “Investor Exchange,” and, together with the exchanges contemplated by the Other Agreements, collectively, the “Exchanges”):

(a) Closing. The consummation of the Investor Exchange (the “Closing”) shall occur upon the execution and delivery of this Agreement by the parties hereto, which delivery shall take place at the offices of Goodwin Procter LLP, Exchange Place, 53 State St., Boston, MA 02109, at 4:01 p.m., Boston time, on the date hereof (the “Closing Date”).

(b) Consideration. At the Closing, the Investor Exchange Shares shall be issued to the Investor in exchange for the Investor Exchange Warrants without the payment of any other consideration by the Investor that would not be consistent with the application of Section 3(a)(9) of the Securities Act to the issuance of the Investor Exchange Shares. The Investor hereby agrees that, upon and subject to the Closing, all of the Company’s obligations under the Investor Exchange Warrants shall be automatically terminated and cancelled in full without any further action required, and that this Section 1.1(b) shall constitute an instrument of termination and cancellation of such Investor Exchange Warrants.

(c) Delivery. Each of the Company and the Investor is, in connection with the execution and delivery of this Agreement, irrevocably instructing Continental Stock Transfer & Trust Company, a New York corporation (together with any subsequent transfer agent, the “Transfer Agent”), through the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to electronically credit, as soon as practicable following the Closing, and in all events by 11:59 p.m., Boston time, on the third (3rd) day on which the Common Stock is listed or quoted and traded on the NASDAQ Stock Market (a “Trading Day”) following the date hereof, the Investor Exchange Shares to the Investor’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system against receipt by the Transfer Agent of the Investor Exchange Warrants through the DWAC system, which Exchange Shares shall not be subject to any transfer restrictions or stop transfer instructions imposed by the Company or its Transfer Agent. For the avoidance of doubt, as of the Closing all of the Investor’s rights under the Investor Exchange Warrants shall be extinguished.

2. RELEASE.

(a) Investor Release.  In exchange for the consideration, undertakings, and covenants undertaken by the Company in this Agreement, the Investor, and each of its parents, subsidiaries, affiliates, directors, officers, partners, successors and assigns (each, an “Investor Releasing Party”), hereby releases, discharges, and covenants not to sue the Company, each of its subsidiaries, affiliates, and related companies, and each of their respective past and present employees, directors, officers, attorneys, representatives, insurers, agents, successors, and assigns (collectively, the “Company Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, which the Investor Releasing Party has, had, or hereafter may claim to have, against the Company Releasees, which are based upon, or in any way related to, the Warrants or the Investor Exchange Warrants except as may be based upon or related to any breaches of this Agreement and, for the avoidance of doubt, specifically excluding any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, which the Investor Releasing Party has, had, or hereafter may claim to have, against the Company Releasees, which are based upon any securities of the Company held by the Investor Releasing Party other than the Warrants or the Investor Exchange Warrants (each released claim, an “Investor Claim”). The Company and the Investor intend such Investor Releasing Party’s release of Investor Claims to be general and comprehensive in nature to the maximum extent permitted at law.   [INCLUDED FOR CA INVESTOR

Investor, to the full extent permitted by law, relinquishes the provisions, rights and benefits of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.]

(b) Company Release.  In exchange for the consideration, undertakings, and covenants undertaken by the Investor in this Agreement, the Company, and each of its parents, subsidiaries, affiliates, directors, officers, partners, successors and assigns (each, a “Company Releasing Party”), hereby releases, discharges, and covenants not to sue the Investor, each of its subsidiaries, affiliates, and related companies, and each of their respective past and present employees, directors, officers, attorneys, representatives, insurers, agents, successors, and assigns (collectively, the “Investor Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, which the Company Releasing Party has, had, or hereafter may claim to have, against the Investor Releasees, which are based upon, or in any way related to, the Warrants or the Investor Exchange Warrants except as may be based upon or related to any breaches of this Agreement and, for the avoidance of doubt, specifically excluding any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, which the Company Releasing Party has, had, or hereafter may claim to have, against the Investor Releasees, which are based upon any securities of the Company held by the Investor Releasing Party other than the Warrants or the Investor Exchange Warrants (each released claim, a “Company Claim,” and, together with the Investor Claims, collectively, the “Claims”).  The Investor and the Company intend such Company Releasing

Party’s release of Company Claims to be general and comprehensive in nature to the maximum extent permitted at law.

3. REPRESENTATIONS AND WARRANTIES.

3.1 Investor Representations and Warranties. The Investor hereby represents and warrants to the Company:

(a)           The Investor is a [                    ] and is validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           This Agreement has been duly authorized, validly executed and delivered by the Investor and is a valid and binding agreement and obligation of the Investor enforceable against the Investor in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Investor has full power and authority to execute and deliver this Agreement and the other agreements and documents referred to in Section 4.5 and to perform its obligations hereunder and thereunder.

(c)           The Investor understands that the Investor Exchange Shares are being offered, sold, issued and delivered to it in reliance upon specific provisions of federal and applicable state securities laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein for purposes of qualifying for exemptions from registration under the Securities Act and applicable state securities laws.

(d)           The Investor is not acquiring the Investor Exchange Shares as a result of any advertisement, article, notice or other communication regarding the Investor Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(e)           The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Investor Exchange Shares, and has so evaluated the merits and risks of such investment.  The Investor is able to bear the economic risk of its investment in the Investor Exchange Shares and, at the present time, is able to afford a complete loss of such investment.

(f)            The Investor acknowledges that the offer, sale, issuance and delivery of the Investor Exchange Shares to it is intended to be exempt from registration under the Securities Act, by virtue of Section 3(a)(9) thereof. The Investor understands that the Investor Exchange Shares may be sold or transferred only in compliance with all federal and applicable state securities laws.

(g)           The Investor owns and holds, beneficially and of record, the entire right, title, and interest in and to the Investor Exchange Warrants free and clear of all rights and Encumbrances (as defined below) other than a pledge in connection with a bona fide margin account, which pledge shall not prevent (i) the Investor from delivering such Investor Exchange Warrants pursuant to the terms of this Agreement or (ii) the termination, cancellation and extinguishment of the Investor Exchange Warrants in full pursuant to the terms of this Agreement. The Investor has full power and authority to transfer and dispose of the Investor Exchange Warrants to the

Company free and clear of any right or Encumbrance.  Other than the transactions contemplated by this Agreement and the Other Agreements, there is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the Investor Exchange Warrants. As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

(h)           The Investor has not assigned or transferred to any third party and it has not filed with any agency or court any Investor Claim to be released pursuant to Section 2 of this Agreement.

(i)            The Investor Exchange Warrants constitute all of the Warrants owned or held of record or beneficially by the Investor.

3.2 Company Representations and Warranties. Except as set forth on Schedule 3.2 attached hereto, the Company represents and warrants to the Investor:

(a)           The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on the business, operations, properties, or financial condition of the Company and its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement.

(b)           The Investor Exchange Shares have been duly authorized by all necessary corporate action, and, when issued and delivered in accordance with the terms hereof, the Investor Exchange Shares shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind.

(c)           This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(d)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company’s articles of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any provision of any law, statute, rule, or regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets, or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject, except in each such case for any such conflicts, breaches, or defaults or any such liens, charges, or encumbrances which would not have a Material Adverse Effect.

(e)           The offer, sale, issuance and delivery of shares of Common Stock in exchange for the Warrants, including the Exchange Shares issued in accordance with the terms of and in reliance on the accuracy of the Investor’s and the Other Investors’ representations and warranties set forth in this Agreement and the Other Agreements and the shares issued in the Tender Offer (as defined below) will be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof.

(f)            No consent, approval or authorization of or designation, declaration or filing with any governmental or regulatory authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale, issuance or delivery of the Investor Exchange Shares or the consummation of any other transactions contemplated by this Agreement, other than with the NASDAQ Stock Market which have been obtained or made.

(g)           The Company represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any third party for the solicitation of the Exchanges pursuant to this Agreement or the Other Agreements. Other than the exchange of the

Exchange Warrants pursuant to the terms and conditions of this Agreement and the Other Agreements, the Company has not received and will not receive any consideration from the Investor or any of the Other Investors for the Exchange Shares.

(h)           The Company has complied and will comply with all federal and applicable state securities laws in connection with the offer, sale, issuance and delivery of the Investor Exchange Shares. Neither the Company nor, to the Company’s knowledge, any person acting on behalf of the Company has offered or sold any of the Investor Exchange Shares by any form of general solicitation or general advertising.

(i)            To the actual knowledge of the Company’s Chief Executive Officer, there is no information with respect to any completed, current, or pending events, occurrences, or developments, including with respect to any claims, contingencies, or litigation, that constitutes or could reasonably be expected to constitute material, nonpublic information with respect to the Company, the Warrants or the Common Stock, in each case, other than the Exchanges, the Tender Offer and the Consent Agreement containing an amendment to the Warrants dated the date hereof (the “Warrant Amendment”).

(j)            The Company has, contemporaneously herewith, executed and delivered each of the Other Agreements.

(k)           The Company has prepared and intends to launch a public tender offer (the “Tender Offer”) with respect to any Warrants that remain outstanding after the consummation of the Exchanges, which Tender Offer shall be commenced on the terms described in the Form 8-K Filings (as defined below).

4. COVENANTS.

4.1 Released Claims.  The Investor and the Company each hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Investor Claim or Company Claim, respectively, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Company Releasees or the Investor Releasees, respectively, based upon any Claims released by it pursuant to Section 2 of this Agreement.

4.2 Certain Fees. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees and other fees and taxes associated with the issuance of the Investor Exchange Shares to the Investor hereunder.

4.3 Form 8-K Filings. The Company shall (i) promptly after the Closing, but in all events before 11:59 p.m., Boston time, on the date hereof, file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K disclosing all material information with respect to the transactions contemplated by this Agreement and the Other Agreements, including the Warrant Amendment, and (ii) promptly after the Closing, but in all events before 11:59 p.m., Boston time, on the date hereof, separately file with the SEC a Current Report on Form 8-K disclosing the Company’s intention to commence the Tender Offer ((i) and (ii) together, the “Form 8-K Filings”).  The Company agrees that, from and after the filing of the Form 8-K Filings with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, or any of its respective officers, directors, employees or agents.

4.4 Disclosure. The Investor hereby acknowledges that it is in possession of material, nonpublic information about the Company, the Warrants and the Common Stock, solely consisting of the transactions contemplated by this Agreement and the Other Agreements, including the Company’s intention to commence the Tender Offer, and the Warrant Amendment, and the Investor hereby agrees that, except for the Investor Exchange, it may not purchase or sell any securities of the Company while in possession of such information until the Company files the Form 8-K Filings with the SEC.

4.5 Further Documentation. The Company and the Investor shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Investor Exchange pursuant to the terms of this Agreement.

5. MISCELLANEOUS.

5.1 Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, between the Investor and the Company with respect to the subject matter hereof.

5.2 Amendments. This Agreement may only be amended with the written consent of the Investor and the Company.

5.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Investor or the Company shall bind and inure to the benefit of their respective successors and assigns.

5.4  Notices. Any notice authorized by this Agreement to be given or made by the Investor to or on the Company shall be delivered by hand or sent by facsimile, registered or certified mail or overnight courier service, addressed (until another address or facsimile number is provided in writing hereunder by the Company to the Investor) as follows:

Aastrom Biosciences, Inc.
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, MI 48106
Attn: President

Fax:  (734) 665-0485

Any notice authorized by this Agreement to be given or made by the Company to or on the Investor shall be delivered by hand or sent by facsimile, registered or certified mail or overnight courier service, addressed (until another address or facsimile number is provided in writing hereunder by the Investor to the Company) as follows:

[                        ]

Attn:  [                               ]

Fax:  [                          ]

Any notice authorized by this Agreement to be given or made shall be effective, if delivered by hand, upon receipt thereof by the person to whom it is addressed, if sent by facsimile, on the date sent, if sent by registered or certified mail on the third day after registration or certification thereof and if sent by overnight courier, on the next Trading Day after the delivery to the courier.

5.5 Applicable Law; Consent to Jurisdiction. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4. Such mailing shall be deemed personal service and shall be legal and binding upon the party in any action, proceeding or claim.

5.6 Counterparts. This Agreement may be executed in original or facsimile counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

5.7 Effect of Headings. The section and subsection headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

5.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

5.9 No Commissions. Neither the Company nor the Investor has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Company and the Investor have caused their respective signature pages to this Agreement to be duly executed on the date first written above.

COMPANY:

AASTROM BIOSCIENCES, INC.

By:
	Name:	Timothy M. Mayleben
	Title:	President and Chief Executive Officer

[Investor signature page follows]

INVESTOR:

[ ]

By:
Name:
Title: